EFFECTIVE AUGUST 23RD, 2004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2004 (date of authorizing board meeting)

Community First Financial Corporation

(Exact name of registrant as specified in its charter):

Virginia	000-49909	81-0556879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1646 Graves Mill Road, Lynchburg, VA 24502

(Address of principal executive offices) (Zip Code):

Registrant’s telephone number, including area code: 434.386.6312

Not applicable

(Former name or former address, if changed since last report.):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below): Not applicable

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01 Other Events.

Community First Financial Corporation (the “Corporation”) has announced that its Board of Directors authorized a six for five stock split with respect to its issued and outstanding common stock, in the form of a stock dividend. Shareholders of record as of the record date (October 15, 2004) will receive one additional share of common stock for every five shares they own on that date, with cash to be paid for any resulting fractional shares based on $13.00 per share, the price in the most recent arms-length trades known to the Board. The dividend will be payable as of October 25, 2004, and certificates for the new shares and checks for any fractional shares will be mailed on that date.

As of August 31, 2004, the Corporation had 968,613 shares of common stock issued and outstanding. Upon completion of the split, the number will increase to approximately 1,162,330 shares.

As a result of the stock split, the number of shares of common stock issuable upon conversion of the Corporation’s convertible preferred stock will be adjusted from one share for each share of preferred stock to 1.2 shares for each share of preferred stock. A similar adjustment will be made to shares underlying stock options previously granted pursuant to the Corporation’s long-term incentive plan, with the number of shares and exercise price for such options adjusted pro-rata to reflect the stock split.

The Board also announced declaration of a cash dividend of $.50 per share on the Corporation’s 300,000 issued and outstanding shares of convertible preferred stock, representing the five percent dividend payable for the year 2004. The record and payment dates for this dividend will be the same as those for the stock split. This will be the first dividend paid by the Corporation on its convertible preferred stock since completion of the sale of such shares in December of 2002.

Item 9.01 Exhibit.

News release dated October 5, 2004, announcing 6 for 5 stock split and five percent cash dividend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FIRST FINANCIAL CORPORATION	Date: October 6, 2004

/s/ F. F. Falls
F. F. Falls
Vice President “Chief Financial Officer”